UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   June 20, 2013

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6041 South Syracuse Way, Suite 315, Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 532-1641

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02

Unregistered Sales of Equity Securities.

On June 20, 2013, the Board of Directors approved the grant of 10,000 options (the “Options”) to Allen Dodge, the Company’s Chief Financial Officer in accordance with the terms of the 2011 Equity Incentive Plan, as amended (the “Plan”).  The Options vest immediately and were granted in connection with Mr. Dodge’s appointment as Secretary of the Company on that date.  The exercise price of the Options is $3.00 per share and the Options expire five years from the grant date.  The Options were granted without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  The recipient of the Options was an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the SEC.  The securities issued in this transaction were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 3.02 of this Current Report on Form 8-K is incorporated by reference in this Item 5.02.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Bylaws

On June 20, 2013, the Board of Directors approved the following amendment to the Bylaws of the Company to permit the shareholders of the Company to take action without a meeting as provided in Section 228 of the General Corporation Law of the State of Delaware:

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Section 13 of Article III of the Bylaws, which required any action by shareholders to be taken only at a meeting, is hereby repealed in its entirety from the Bylaws and the section number is hereby reserved for future use.

Amendment to Certificate of Incorporation

On June 20, 2013, the Board of Directors approved the following amendments to the Certificate of Incorporation of the Company (the “Amendments”):

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The first paragraph of Article IV was amended to increase the number of shares of Preferred Stock from 3,000,000 to 4,500,000, par value $0.0001 per share;

•

A new Paragraph G was added to Article V of the Company’s Certificate of Incorporation to read as follows to grant to the board the right to create and designate the preferences for future series of preferred stock:

G.  SERIES OF PREFERRED STOCK.  Shares of preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the corporation, and the board of directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

•

Subsection 5.3.3 of Article IV(B) of the Certificate of Incorporation was amended to read as follows to designate that converted preferred shares would be returned to the authorized unissued preferred shares of the Company:

Effect of Conversion.  All shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series A Preferred Stock, Series B Preferred Stock, and/or Series C Preferred Stock so converted shall be returned to the authorized but unissued shares of Preferred Stock but may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, and/or Series C Preferred Stock, as the case may be, accordingly.

On June 20, 2013, shareholders representing a majority of the voting interest of the Company approved these Amendments through written consent.  The Amendments became effective upon the filing of the Certificate of Amendment in the State of Delaware.  A copy of the Certificate of Amendment, as filed with the Secretary of State of the State of Delaware on June 21, 2013, is attached hereto as Exhibit 3.1.

Series D Preferred Designation

In connection with the approval of these Amendments, on June 20, 2013, the Board of Directors approved the designation of a new series of preferred stock, the Series D Preferred Stock.  The Certificate of Designations of the Series D Preferred Stock authorizes 1,500,000 shares of Series D Preferred Stock.  A copy of the Certificate of Designations of the Series D Preferred Stock, as filed with the Secretary of State of the State of Delaware on June 21, 2013, is attached hereto as Exhibit 3.2.

Item 5.07

Submission of Matters to a Vote of Security Holders.

The disclosure set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference in this Item 5.07.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment dated June 20, 2013
3.2	Certificate of Designations of Series D Preferred Stock of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: June 21, 2013	By /s/ Allen Dodge
Allen Dodge, Chief Financial Officer

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